Exhibit 10.10

LICENSE AGREEMENT

This Agreement is effective as of the latest date of signing below and is by and between Brookhaven Science Associates, LLC. (“Licensor”), operator of Brookhaven National Laboratory, Upton, New York 11973, under contract with the U.S. Department of Energy, and Phage Biotechnology Corporation, having a principal place of business at 101 Theory, Suite 200, Irvine, CA 92617 (“Licensee”).

Licensor represents that it is the owner of United States Patents No. 4,952,496 issued August 28, 1990, No. 5,693,489 issued December 2, 1997 and No. 5,869,320 issued February 9, 1999 in the names of F. William Studier, Parichehre Davanloo, Alan H. Rosenberg, Barbara Moffatt and John J. Dunn entitled, “Cloning and Expression of the Gene for Bacteriophage T7 RNA Polymerase”, and any patent(s) that may reissue therefrom and any foreign counterpart patents that may issue thereon (“Patent Properties”), and has the right to grant the license herein granted;

Licensee desires to secure a non-exclusive license under the aforesaid Patent Properties to use the T7 technology covered by said Patent Properties in the conduct of its own research, and Licensor is willing to grant the same on the terms and conditions set forth herein; Accordingly, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

I - GRANT

(a) Subject to the rights of the U.S. Government, defined in Public Law 98-620 and the implementing regulations at 37CFR Part 401, Licensor hereby grants to Licensee, a non exclusive license under the aforesaid Patent Properties to use said T7 technology in the conduct

BNL Model 9/04 (T7 Research Use)

Phage	Biotechnology Corporation (12/14/04)

of its own in-house research, which does not involve human use. No other use or right is hereby licensed under said Patent Properties. A separate license is required for use of the T7 technology covered by the Patent Properties for any commercial purpose, including but not limited to:

(1) use of the T7 technology to produce a product, which product the Licensee will sell or use commercially;

(2) use of a product produced using the T7 technology to screen compounds, including DNA libraries, which compounds the Licensee is investigating for commercial use;

(3) use of a product produced using the T7 technology in a manufacturing process to convert intermediate products into end products, which end products the Licensee will sell or use commercially;

(4) use of the T7 technology to produce a product in greater quantities than would be needed to meet the research needs of the Licensee, which product the Licensee will use in its day-to-day operations instead of obtaining the product from an outside source;

(5) the distribution, sale or other transfer of recombinant expression plasmids embodying the T7 technology to third parties; and,

(6) administration of a product produced using the T7 technology to humans.

(b) Nothing herein shall be construed to prevent Licensor from licensing any invention covered by the Patent Properties licensed hereunder to any other for the purpose of manufacturing, using or selling any such invention.

II - LICENSE FEE

(a) Licensee agrees to pay to Licensor, as initial consideration for this License Grant, Two Thousand U.S. Dollars ($2,000.00), payable within thirty (30) days of the effective date of this Agreement. Licensee further agrees to pay an annual license fee of Two Thousand U.S. Dollars ($2,000.00), payable on the respective anniversary of the effective date of this Agreement.

(b) All amounts payable hereunder shall be payable in United States dollars without deductions for taxes, assessments, fees or charges of any kind. Checks shall be made payable to Brookhaven Science Associates, LLC. and mailed to Margaret C. Bogosian, Manager, Office of Intellectual Property and Sponsored Research, Brookhaven National Laboratory, Bldg. 475D, P.O. Box 5000, Upton, New York 11973-5000.

III - DISCLAIMER. INDEMNIFICATION AND HOLD HARMLESS

(a) Licensor makes no representation or warranty, either expressed or implied, and no representation or warranty shall be implied with respect to the License herein granted other than that Licensor has the right to grant said license.

(b) Nothing in this Agreement shall be construed as:

(1) a warranty or representation by Licensor as to the validity or scope of any Patent Properties;

(2) a warranty or representation that any product made or used or any method practiced under this License Agreement is or will be free from infringement or claims of infringement of patents, copyrights or any other property right of third parties; or

(3) granting by implication, estoppel or otherwise any licenses or rights under patents or other property rights of Licensor other than said Patent Properties, regardless of whether such patents are dominant or subordinate to any Patent Properties.

(c) Licensor shall not be liable for any injuries, losses or damages, including special or consequential damages or losses incurred by Licensee, nor for claims for such damages, losses or other injuries asserted or levied against Licensee, arising out of Licensee’s practice of the Grant set forth in Article I of this Agreement. Licensee shall indemnify and hold harmless Licensor and the U.S. government from any claims, actions, judgements or awards arising out of Licensee’s practice ofthe Grant set forth in Article I.

(d) Licensor shall not be obligated to prosecute against any third party any suit for infringement of the aforesaid Patent Properties, licensed by it under this Agreement.

IV - SUCCESSOR RIGHTS

(a) The obligations of Licensee hereunder shall run in favor of the successors, assigns or other legal representatives of Licensor.

(b) Licensee’s rights under this Agreement and the license herein granted shall not be assigned for the benefit of creditors of Licensee. Licensee’s rights under this Agreement and the license granted herein may be assigned by Licensee to a corporation succeeding to the entire business and good will of Licensee as the result of a sale, consolidation, reorganization or otherwise, provided such person or corporation shall, without delay accept in writing the provisions of this Agreement and agree to become in all respects bound thereby in the place and stead of Licensee. Licensee’s rights under this Agreement and the license herein granted shall not be otherwise transferred without the written consent of Licensor.

V - TERMINATION

(a) If Licensee shall default in the payment of any License Fee, or shall commit any breach of any covenant herein contained, and shall fail to remedy any such default or breach within thirty (30) days after written notice thereof by Licensor, then Licensor may, at its option, terminate the license and all other rights herein granted, by giving notice in writing to such effect.

(b) Licensee may terminate this license by giving sixty (60) days written notice of such termination. Such termination shall not serve to pro-rate or otherwise diminish the License Fee for the year in which the notice is given.

(c) Unless previously terminated in accordance with the foregoing provisions of this Article, this Agreement, the license granted to Licensee under the aforesaid Patent Properties and all of the rights granted to Licensee, shall become effective as of the date set forth at the outset of this Agreement and shall run to the full end of the term of the last to expire patent in the Patent Properties licensed hereunder, and shall thereupon expire.

VI - ADVERTISING

Neither the granting of the license herein granted by Licensor, nor the acceptance of the license fees hereunder by Licensor, shall constitute Licensor’s approval of, or acquiescence in, advertising or other business practices of Licensee, nor an approval of or acquiescence in any use of the corporate name of Licensor, or any use of the name Brookhaven National Laboratory, or any use of the names of the inventors on the Patent Properties licensed hereunder, or any use of names of any agencies of the U.S. Government, in connection with the advertising of Licensee’s products, and Licensor hereby expressly reserves all rights of actions with respect thereto. Licensee must obtain prior written approval from Licensor before using Licensor’s name in any advertising, press release, or other business materials to be publicly distributed by Licensee.

VII - NOTICES

Any notice pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to a party by certified mail, postage prepaid, addressed to it at its address below:

For Licensor:

Margaret C. Bogosian, Manager

Office of Intellectual Property and Sponsored Research Brookhaven National Laboratory

Building No. 475D

P.O. Box 5000

Upton, New York 11973-5000

Telephone: (631) 344-7338

Fax: (631) 344-3729

E-mail: ott@bnl.gov

For Licensee:

Dr. John Guastella

Director, Scientific Operations

Phage Biotechnology Corporation

101 Theory

Suite 200

Irvine, CA 92617

Telephone: (949) 823-9450

Fax: (949) 823-9459

E-mail: jguastella@phageboitech.com

Alternatively, such notices may be delivered to such other address or addresses as either Licensor or Licensee, respectively, may later establish by written notice to the other.

VIII - UNITED STATES GOVERNMENT EXPORT CONTROL REGULATIONS

(a) The Export Control Regulations of the U.S. Department of Commerce prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities listed in the Regulations, unless the exporter has received certain written assurance from the foreign importer. Licensee therefor hereby gives its assurance to Licensor that it will comply with all of the requirements of the U.S. Export Control Regulations.

(b) Violation of the U.S. Export Control laws or regulations by Licensee shall constitute grounds for Licensor, in its sole discretion, to terminate this license Agreement.

Failure to obtain any needed export control license may result in criminal liability under the United States law.

IX – APPLICABLE LAW

This Agreement shall be construed, interpreted and applied in accordance with the laws of the United States and of the State of New York.

The parties hereto have duly executed this Agreement.

LICENSOR:

BROOKHAVEN SCIENCE ASSOCIATION

By
Margaret C. Bogosian
Title	Manager, Office of Intellectual
Property and Sponsored Research

Date

LICENSEE:

PHAGE BIOTECHNOLOGY CORPORATION

By
Title
Date